UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 22, 2016

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

NEVADA	000-50028	46-0484987
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Las Vegas Boulevard South - Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)
(702) 770-7555
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2016, the Board of Directors (the “Board”) of Wynn Resorts, Limited (the “Company”) increased the size of the Board from nine to ten and appointed Jay L. Johnson as a Class II member of the Board, effective August 22, 2016. In addition, Admiral Johnson will also serve on the Board’s Compensation Committee.

The Board determined that Admiral Johnson is independent under the standards set forth in the Company’s Corporate Governance Guidelines and the NASDAQ listing standards, making him the eighth independent member of the Board. Admiral Johnson will participate in the standard compensation arrangements for the Company’s non-employee directors, as disclosed in the Company’s most recent proxy statement, filed March 4, 2016, the description of which is incorporated herein by reference.

In December 2012, Admiral Johnson retired as chairman and chief executive officer of General Dynamics Corporation, a publicly traded manufacturer of worldwide defense, aerospace, and other technology products. From 2000 to 2008, he served in various senior executive roles at Dominion Resources Inc., a publicly traded energy company, including as chief executive officer of Dominion Virginia Power. Prior to 2000, he had a distinguished 32-year career in the U.S. Navy. He retired in July 2000, after serving as chief of naval operations and a member of the Joint Chiefs of Staff since 1996. Admiral Johnson is currently a director of International Paper Company, the USAA, the U.S. Naval Academy Foundation, and The Peregrine Fund.

Admiral Johnson does not have any arrangements or understandings with any other person pursuant to which he was appointed. Admiral Johnson has not previously been employed by the Company, has no family relationships with any of the Company’s executive officers or directors and has not been a participant in any transactions requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits
Exhibits.

Exhibit No.	Description

99.1	Press release, dated August 23, 2016, of Wynn Resorts, Limited.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: August 23, 2016	By:	/s/ Kim Sinatra
Kim Sinatra
Executive Vice President and General Counsel